EXHIBIT 107

EX-FILING FEES

Calculation of Filing Fee Tables

S-1/A

Amendment No. 4

(Form Type)

YOUNEEQAI TECHNICAL SERVICES, INC.

(Exact Name of Registrant as Specified in its Charter)

Registrant Name in English, if applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Shares of Common Stock by Selling Shareholders	35,814,742	$0. 10	$ 3,581,474.20	$ 528.63 (3)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 ("the Securities Act") based on the average of the 5-day average of the high and low prices of the common stock on February 7, 2024 as reported on the OTC Pink.
(2)	Based on the average price per share of $0. 10 for YouneeqAI Technical Services, Inc.’s common stock on February 7, 2024 as reported by the OTC Markets Group. The fee is calculated by multiplying the aggregate offering amount by $0.0001476, pursuant to Section 6(b) of the Securities Act of 1933.
(3)	$986.70 previously paid, based on the 5-day average of the high and low prices of the common stock on May 8, 2023 ($0.25), which was more than the 5-day average of the high and low prices of the common stock on February 7, 2024 ($0. 10 ).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.